Exhibit 14.01

R.J. O’BRIEN FUND MANAGEMENT, LLC

CODE OF ETHICS

I.              Introduction

This Code of Ethics (the “Code”) has been adopted by the Board of Managers of R.J. O’Brien Fund Management, LLC ("RJOFM or the "Company"). This Code defines the high standards of ethics and business conduct that we expect from our directors, officers and employees to help us make the right decisions in the course of performing our jobs. This Code does not cover every legal or ethical question that you may face at RJOFM. Indeed, no code can attempt to anticipate the myriad issues that arise in a business like ours. However, by following this Code and our other policies and procedures, by adhering to the letter and the spirit of all applicable laws and regulations, and above all by applying sound judgment to your activities, you can demonstrate your commitment to the law, ethics, and proper appearances.

The Law. This means, first, conforming our conduct to the requirements of law.  RJOFM intends to operate its business lawfully in every respect.  It expects every employee to take seriously those of his or her responsibilities that contribute to observing and complying with our legal duties and obligations.

Ethics. Just as the "law" cannot guarantee the maintenance of "justice", so too is the law incapable of laying down ethical rules for the carrying out of every human activity.  That is why, in every civilized society, there are a set of widely accepted ethical standards for business activity which may be more stringent than legal requirements or cover matters not treated by the law at all.

For example, divulging to outsiders information you possess about your employer's business, gained through your employment, may be a violation of law and may subject you to penalties as explained in succeeding paragraphs. But even if no violation of law is involved, and you had no intention of causing harm to your employer, such harm may result from disclosure of non-public information. It is generally considered a breach of one's ethical obligations to his or her employer, therefore, to divulge non-public information acquired solely through one's employment that could benefit select outsiders or hurt the company.

Appearances. A word must also be said about "appearances" -- a term that has become very important in discussions of ethics.  Often it is as critical to avoid bad appearances as it is to avoid legal or unethical wrong itself. In the public sector, for example, an elected official need only appear to have accepted unusual favors from persons interested in governmental action, without necessarily having violated laws against bribe-taking, for that official to come under public suspicion and cast discredit on his or her office or government institutions generally.  Similarly, in private industry, businesses’ employees must help their employer keep its reputation beyond reproach by avoiding not only wrongdoing, but the appearance of wrongdoing, that would tend to compromise their clients’ and the public's full trust and confidence.

II.            Guidelines

1.
Act in the Best Interest of Clients, RJOFM and the Public. We seek to outperform our competition fairly and honestly through superior performance.  Every director, officer and employee must protect our reputation by dealing fairly with clients, the public, competitors, suppliers and each other. We will not take advantage of anyone through manipulation, concealment, improper handling of confidential information, misrepresentation of material facts or other unfair dealing or practices.

2.             Personal Conflicts of Interest and Outside Activities. Your responsibilities may expose you to situations that potentially raise personal conflicts of interest.  A conflict of interest may arise, for example, if you or a family or household member has an economic or personal interest that differs from (or that appears to differ from) that of RJOFM or our clients.

Employment with an outside business or trade organization may interfere with these responsibilities or affect your performance of Company duties.  You should not accept any employment or pursue other regular activities outside the company that will interfere with your responsibilities or adversely affect your performance.

3.
Personal Financial Interests. The Company expects that whenever your position requires you to exercise judgment and discretion, you will use your best judgment in the interests of the Company.  The duties of most employees are such that personal financial interests are seldom if ever a consideration in the kinds of judgments they may be called upon to make.  Some positions, however, may involve responsibilities that could be influenced, consciously or unconsciously, by personal financial interests.

To avoid any conflict of interest, or the appearance of a conflict, neither you nor a family member should have a direct or indirect investment in any business enterprise which is doing or seeking to do business with the Company, or which is a competitor of the Company.  Should conflict arise the Compliance Department shall be notified promptly in writing.

If you are in a position to influence or to carry out the investment policy or purchase decisions of the Company, you and your family should avoid investment in any business enterprise in which the Company has or is considering making an investment, or reasonably could have a business relationship.

These prohibitions are not intended to preclude you from certain types of investments that, from a common-sense point of view, should not interfere with your impartial best judgment as an employee. For example, the fact that the Company must do business with a phone company in order to operate should not preclude you or any associate from owning common stock of AT&T, with its hundreds of thousands of shareholders.  Similarly, your ownership of shares of beneficial interest in a mutual fund, which from time to time may hold common stock of suppliers or competitors of the Company, will ordinarily raise no concern under these guidelines. (Presumably you have little or no control over the mutual fund's investment decisions and are unlikely to be influenced by a minor indirect interest in only one of many diversified holdings of the fund.)

4.
Confidential and Proprietary Information. During the course of your employment or service as an officer or director, you may have knowledge of, or practical access, to information with respect to the business, business methods, or personal affairs of the Company’s customers, investors, or employees. It is important that such information be treated confidentially.

Privacy legislation in the United States imposes specific legal obligations on the Company with respect to non-public personal information received in connection with customers' transactions.  Disclosure of any such information without proper written authorization from a customer will result in a violation of federal law.  You should take all necessary precautions to ensure that such information remains confidential and direct any questions outside the scope of your authority to the Compliance Department.

Whether or not certain information you have as a result of your position is confidential, you are not to use such information in any way that might be detrimental to the interest of the Company or its employees or customers, or investors.

In addition, you are not to use any such information, unless it has already become public, in a lawful manner, for your own direct or indirect benefit, or for the direct or indirect benefit of any associate, or family member or any other recipient of the information.

With respect to confidential information about the Company and its business, you are responsible for maintaining its confidentiality not only during your employment, but also after any termination of employment.  The Company will pursue legal remedies available to it to prevent any former employee and/or a subsequent employer from benefiting from confidential information about the Company whose use is or may be detrimental to the interests of the Company.

 5.            Business Opportunities.  Business opportunities that arise because of your position, or through the use of corporate property or information, belong to RJOFM.  The improper use of Company information may be assumed to exist in certain specific transactions, which for that reason they should be avoided.

You may not appropriate, for your own or for any associate's or family member’s personal profit or advantage, any business venture, opportunity, or potential opportunity that you discover or develop in the course of your employment that in any way related to any business the Company is engaged in or may intend to be engaged in.

Also, neither you nor any associate nor family member may directly or indirectly compete with the Company in the purchase or sale of any property, right, or interest, nor may you or any associate knowingly acquire, directly or indirectly, anything of probable interest to the Company.

6.
Prohibition on Trading on Material Non-Public Information. In addition to the ethical considerations involved, the federal law generally prohibits security transactions based on non-public material information. There are few hard-and- fast, easy-to-understand rules in this area, so where there is doubt, you should consult the Compliance Department.

In general, the law applies to you and your associates and your family members when purchasing, selling, or otherwise trading in the securities of, or any other proprietary interest or investment in, any business enterprise.  (You could be engaged in any such transaction yourself or for the Company, or any associate could be engaged in any such transaction in his or her own behalf, or for you.) In any such situation, the law prohibits and/or may impose civil liabilities for engaging in any such transaction when you or your associate or a family member is in possession of material information concerning or affecting such business enterprise which:

(a)
relates in any way to the business or financial condition, present or prospective, of such business enterprise; to its products, services or facilities, whether presently available or in the process of development; to the market for its securities; or to the Company's investment intentions with respect to such enterprises, and

(b)	has not been made generally known to the public, and

(c)
in the case of any such action taken by an employee or a family member or any associate on such employee's or associate's personal behalf, has been obtained in the course of such employee's employment with the Company.

7.
Acceptance or Giving of Gifts, Entertainment, Loans or Other Favors.  The Company enters into contracts for the purchase or sale of products and services solely on the basis of the merits involved in each particular situation. All customers and suppliers should be treated even-handedly, and all transactions conducted on an arms-length basis.

The receiving or giving of expensive gifts, lavish entertainment, loans or special favors that may influence or give the appearance of influencing the process is prohibited. The following guidelines are applicable:

(a)
Neither you nor any associate nor family member shall accept any gifts, entertainment, loans or other favors by any enterprise or organization which is doing or seeking to do business with the Company, which is a competitor of the Company, or in which the Company has or is considering making an investment, without the specific approval of the Compliance Department. The other enterprises or organizations just referred to include suppliers, insurance agencies, brokers, banks, and investment dealers or brokers.

The prohibition against accepting certain loans doesn't apply to loans made in the ordinary course of business from established banking or financial institutions, or policy loans under existing contracts or life insurance, on terms no more favorable than generally available in comparable transactions to persons similarly situated.

The prohibition against certain gifts and other favors doesn't apply where the gift, entertainment or other favor is of such nominal value that it cannot be regarded as placing you under any obligation to the donor.  Occasional tickets to sports events are considered nominal gifts.

(b)
You may give gifts and favors to, or entertain, others at Company expense only if you are generally or specifically authorized to do so, and then only if such gifts, favors and entertainment meet all of the following criteria:

--	they are of sufficiently limited value, and in a form that will not be construed as a bribe or pay-off,

--	they are not in contravention of applicable law and generally accepted ethical standards.

(c)
Special considerations apply when interacting with government officials. “Government official” includes any official, employee or person acting in an official capacity on behalf of a government entity. Government entities include a) governments, governmental agencies and instrumentalities or public international organizations, b) companies that are partially or wholly owned or controlled by governments or governmental agencies, or c) political parties, including candidates of the party.  In addition, many government entities in the U.S. have rules that severely limit or restrict the acceptance of gifts, travel and entertainment by their employees. Employees must check with their supervisor and the Compliance Department to review any pre-approval guidelines for their region or business unit before giving gifts, entertainment or anything else of value to a government official.

8.
Political Contributions. Federal and state laws regulate the conditions under which a company may make political contributions or request its employees to do so.  However, regardless of the degree of prohibition or restriction, Company policy generally forbids the use of Company funds or resources for contributions of any kind to any political party or committee in the United States, or to any candidate for or holder of any office of any government-- national, state or local.

Although all employees are encouraged to participate on their own time in government and civic affairs and to exercise their rights of political expression, you cannot be reimbursed from Company funds for any individual contributions for such purposes. You may engage in legitimate political activities and make political contributions to the extent permitted under law. However, you are prohibited from making contributions to any political officials or political causes if those contributions are intended to influence the award or retention of any RJOFM business.

9.
Protection of Company Assets. As an employee, you have a share of responsibility to protect the Company's property. This includes not only property specifically entrusted to you, but also property you may discover being misused by others.

To prevent waste of Company assets, no employee shall take, sell, or give away Company property, regardless of its condition or value, without general or specific authorization.  Further, no employee shall have the right to receive or give away Company services or use Company equipment or facilities without authorization.

10.
Relationships With Competitors. In addition to tangible property and resources, your knowledge of the Company and its business constitutes one of the Company's most valuable assets. To prevent misuse of this asset, full time employees may not render advice or service, gratuitously or otherwise, to any organization or individual engaged in the same business or research as the Company unless you are authorized to do so in writing by the Human Resources Department.  Even then, you may do so only if clearly the advice or service rendered cannot be used to the detriment of the Company.

11.           Accurate Books and Records. The Company required to maintain accurate books and records of our business activities consistent with legal requirements and business needs, and to ensure that financial information included in our books and records is correct and complete in all material respects. RJOFM has established policies and processes to comply with applicable record retention requirements and the ability to promptly retrieve such documents in response to legal and regulatory obligations. You should be familiar with any recordkeeping procedures that apply to your business function and you should maintain any records that you are responsible for in compliance with these policies. Records that are no longer required for legal or business purposes should be disposed of in accordance with our policies and procedures.

12.
Sexual and Other Unlawful Harassment.  The Company prohibits harassment on the basis of race, religion, color, sex, age, national origin, disability or any other characteristic protected by law.  Under this policy, you share responsibility for assuring that the workplace is free from all forms of harassment.  You must not engage in harassment.  In addition, if you are aware of apparent harassment you should promptly bring it to the attention of the Compliance Department so that it may be investigated and corrected.

13.
Use of Company Property.  The Company may provide you with equipment such as desks, filing cabinets and lockers for use during work.  Although such items are for your use, you should remember that such items remain the sole property of the Company.

14.
Use of Company Information Systems.  The Company’s e-mail, computer, Internet, voice mail, phone and fax systems are Company property.  When using the Internet, do not send materials of a sensitive nature or that constitute our “confidential information” as defined elsewhere unless the information is properly handled to minimize the chances of interception by third parties.  You should not include any information in an e-mail message that you would not otherwise communicate in writing.

Your communications and use of the Company’s e-mail, computer, Internet, voice mail, phone and fax systems will be held to the same standard as all other business communications.  Foul, offensive, defamatory, pornographic or other inappropriate communication, including violation of the Company’s anti-discrimination and anti-harassment policies as found in the Company’s employee handbook is prohibited.  We expect you to use good judgment in your use of our Company’s systems.  The Compliance Department should be notified of unsolicited, offensive materials received by you from anyone else on any of these systems.

III. Procedures for Disclosure

The following procedures are established to provide for disclosure of any material interest, affiliation or activity on the part of any employee that conflicts with, is likely to conflict with, or may appear to conflict with, the official duties of such employee, Company policy, or the guidelines stated in this Code of Ethics:

1.
On an annual basis, after each calendar year-end, the Code and an acknowledgement form will be sent to each employee of the Company in order to remind the employees of the Code of Ethics and to elicit disclosure of possible conflicts of interest.

2.	The Code and an acknowledgement form may also be required of each new employee upon joining the Company.

4.	If you are a supervisor, you are responsible, in consultation with a member of the Compliance Department, for stopping any misconduct and preventing its recurrence.

5.
The Company recognizes that situations may arise where an employee believes it necessary to remain anonymous in inquiring as to the Code or reporting any potential violations of the Code.  In such situations, an inquiry or written report may be submitted to the Compliance Department describing the activity or practice of concern.  All inquiries and reports will be addressed in a timely matter.

6.	RJOFM may take such action as it deems appropriate to correct any conflict of interest it finds exists.

7.	You are encouraged to consult with the Compliance Department before entering into transactions, relationships, or associations where the potential for conflict of interest exists.

IV. Non-Retaliation Commitment

Our continued success depends on the open communication of concerns by all without fear of retaliation. RJOFM prohibits retaliation for reports or complaints regarding the misconduct of others that are made in good faith.

V. Sanctions

Any clear infraction of applicable laws or of recognized ethical business standards, whether or not expressly covered in Parts II and III of this Code, will subject an employee to disciplinary action. Such action may include warning, reprimand, probation, suspension, reductions in salary, demotion or dismissal. In lieu of, or in addition to, any such disciplinary action, the Company may ask the employee to desist from any transaction or dissolve any relationship or association which gives rise to the infraction.  Failure to make disclosures required by this Code shall also subject an employee to disciplinary action.

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R.J. O’BRIEN FUND MANAGEMENT, LLC (RJOFM)
CODE OF ETHICS
EMPLOYEE ACKNOWLEDGEMENT FORM

I certify that I have read or reviewed the Code of Ethics of RJOFM and understand my responsibility to comply with the guidelines stated herein.  To the best of my knowledge and belief, neither I nor any of my associates or family members has any interest or connection, or has within the past year engaged in or had any knowledge of any activity, which might conflict with the Company's interest or be in violation of such guidelines.

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Signature
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Print Name
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Date